Exhibit 3.2

ARTICLES OF INCORPORATION

OF

SOUTHLAND HEALTH SERVICES, INC.

The undersigned, acting as incorporator of the captioned corporation under the Florida Business Corporation Act, adopts the following Articles of Incorporation:

ARTICLE I

CORPORATE NAME AND PRINCIPAL OFFICE

The name of this corporation is SOUTHLAND HEALTH SERVICES, INC. (the “Corporation”) and its principal office and mailing address is 2344 Woodridge Avenue, Kingsport, Tennessee 37664.

ARTICLE II

COMMENCEMENT OF CORPORATE EXISTENCE

The Corporation shall commence its existence upon the filing of these Articles of Incorporation with the Florida Secretary of State.

ARTICLE III

GENERAL NATURE OF BUSINESS

The Corporation may transact any lawful business for which corporations may be incorporated under Florida law.

Brenda K. Holland, Paralegal

Bush Ross, P.A.

220 S. Franklin Street, Tampa, FL 33602

813-224-9255

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ARTICLE IV

CAPITAL STOCK

The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is 350,000,000 shares. Of such shares, 300,000,000 shares shall be common stock having a par value of $.001 per share. The remaining shares, 50,000,000 shares, shall be shares of preferred stock, with a par value $.001 per share. The preferred stock may be issued from time to time by authorization of the Board of Directors of this Corporation with such rights, designations, preferences and other terms as the Board of Directors shall determine from time to time.

ARTICLE V

INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Corporation shall be 220 S. Franklin Street, Tampa, Florida 33602, and the initial registered agent of the Corporation at such address is Joseph A. Probasco.

ARTICLE VI

INCORPORATOR

The name and address of the Corporation’s incorporator is:

Name	Address
Brenda K. Holland	220 S. Franklin Street
Tampa, Florida 33602

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ARTICLE VII

BY-LAWS

The power to adopt, alter, amend or repeal by-laws of this Corporation shall be vested in its shareholders and separately in its Board of Directors, as prescribed by the by-laws of the Corporation.

ARTICLE VIII

INDEMNIFICATION

If the criteria set forth in §607.0850(1) or (2), Florida Statutes, as then in effect, have been met, then the Corporation shall indemnify any director, officer, employee or agent thereof, whether current or former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated by §607.0850, as then in effect, or by any successor law thereto.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 24th day of May, 2006.

/s/ Brenda K. Holland
Brenda K. Holland, Incorporator

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CERTIFICATE DESIGNATING

REGISTERED AGENT

Pursuant to the provisions of §§48.091 and 607.0501, Florida Statutes, SOUTHLAND HEALTH SERVICES, INC., desiring to organize under the laws of the State of Florida, hereby designates Joseph A. Probasco, an individual resident of the State of Florida, as its Registered Agent for the purpose of accepting service of process within such state and designates 220 S. Franklin Street, Tampa, Florida 33602, the business office of its Registered Agent, as its Registered Office.

SOUTHLAND HEALTH SERVICES, INC.

By:	/s/ Brenda K. Holland
Brenda K. Holland, Incorporator

ACKNOWLEDGMENT

I hereby accept my appointment as Registered Agent of the above named corporation, acknowledge that I am familiar with and accept the obligations imposed by Florida law upon that position, and agree to act as such in accordance with the provisions of §§48.091 and 607.0505, Florida Statutes.

/s/ Joseph A. Probasco
Joseph A. Probasco

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